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                                                                    EXHIBIT 99.1

                                       Cygnus, Inc.
                                       Corporate Communications
                                       650-369-4300

  CYGNUS, INC. AND SANKYO PHARMA INC. SETTLE LAWSUIT REGARDING DISTRIBUTION AND
          MARKETING OF GLUCOWATCH G2(R) BIOGRAPHER IN THE UNITED STATES


Redwood City, CA - December 23, 2003 - Cygnus, Inc. (OTC Bulletin Board: CYGN) today announced a Global Resolution Agreement with Sankyo Pharma Inc. relating to the future distribution and marketing in the United States of Cygnus' GlucoWatch G2(R) Biographer. The agreement provides, upon execution, for Sankyo Pharma to pay Cygnus $30 million in cash and transfer to Cygnus title of all GlucoWatch G2 Biographer products currently owned by Sankyo Pharma (approximately 20,000 G2 Biographers and 1 million AutoSensors). In addition, Sankyo Pharma will provide transition services related to distribution of the GlucoWatch G2 Biographer products for up to six months. Patients and health care professionals will continue to be able to obtain GlucoWatch G2 Biographer products and support by calling 1-866-GLWATCH. The agreement between Cygnus and Sankyo Pharma is effective immediately and resolves all litigation between Cygnus and Sankyo Pharma and ensures an uninterrupted supply of GlucoWatch G2 Biographer products and services to patients and healthcare professionals.

"Cygnus is dedicated to making the GlucoWatch G2 Biographer available for people with diabetes because we believe that the information provided by frequent, noninvasive and automatic glucose monitoring can be of great assistance in improving diabetes management," stated John C Hodgman, Chairman, CEO and President of Cygnus, Inc. "We are convinced that a rapid settlement is in the best interests of people with diabetes who are current or future users of the GlucoWatch G2 Biographer, as well as our stockholders. We are currently in discussions with companies regarding alternative sales, marketing and distribution approaches in the United States and/or worldwide, and other strategic alternatives. This agreement gives us a significant cash infusion, reduces our liabilities by up

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to $48 million, and provides us with an adequate period of time in which to pursue future arrangements," Mr. Hodgman added.

ABOUT CYGNUS, INC.

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus' products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch(R) Biographer was Cygnus' first approved product. The device, its second-generation model, the GlucoWatch G2(R) Biographer, and, in November 2003, the third-generation Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. The Biographer is a prescription device and is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this news release, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the capabilities and potential of the GlucoWatch Biographer business; our ability to manufacture and commercially scale up the GlucoWatch G2 Biographer; our plans for commercialization alliances; our ability to achieve market acceptance of the GlucoWatch G2 Biographer; and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continues," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release.

NOTE: "GlucoWatch" and "G2" are registered trademarks of Cygnus, Inc.

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